Exhibit 11

AAMES FINANCIAL CORPORATION
Computation of basic and diluted net income (loss) per common share
For the years ended June 30, 2003, 2002 and 2001
(dollars and weighted average number of shares in thousands)

	Year Ended June 30,
	2003	2002	2001
Basic net income (loss) per common share:

Net income (loss)	$ 29,166	$ 4,546	$ (30,524)
Less: Accrued dividends on Series B,
C, and D Convertible Preferred Stock	(13,469)	(13,788)	(13,921)

	$ 15,697	$ (9,242)	$ (44,445)

Basic net income (loss) to common stockholders
Basic weighted average number of common
shares outstanding	6,558	6,394	6,251

Basic net income (loss) per common share	$ 2.39	$ (1.45)	$ (7.11)

Diluted net income (loss) per common share:

Basic net income (loss) to common stockholders	$ 15,697	$ (9,242)	$ (44,445)
Plus: Accrued dividends on Series B,
C, and D Convertible Preferred Stock	13,469	--	--

Diluted net income (loss) to common stickholders	$ 29,166	$ (9,242)	$ (44,445)

Basic weighted average number of common
shares outstanding	6,558	6,394	6,251

Plus: Incremental shares from assumed conversions
of Series B, C and D Convertible Preferred Stock	85,547	--	--

Incremental shares from assumed exercise of:
Warrants	1,288	--	--

Common Stock options	2,660	--	--

Diluted weighted average number of common
shares outstanding	96,053	6,394	6,251

Diluted net income (loss) per common share	$ 0.30	$ (1.45)	$ (7.11)